Exhibit 99.1

      JACKSONVILLE BANCORP ANNOUNCES RECORD EARNINGS AND EPS GROWTH OF 56%

    JACKSONVILLE, Fla., July 27 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB), holding company for The Jacksonville Bank, reported 2006 second quarter net income of $689 thousand, compared to $443 thousand in 2005, an increase of 56.0%. Diluted earnings per share for the quarter ending June 30, 2006 were $0.38, an increase of 52.0% compared to $0.25 per share for the same period of 2005. Diluted earnings per share for the first half of 2006 were $0.66 compared to $0.45 for the same period of 2005, an increase of 47%. Return on average assets improved from 0.69% reported in 2005 to 0.82% in 2006. Return on average equity was 11.86% compared to 9.04% in 2005, up 31%.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )

    Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III, remarked, "Our record earnings for the second quarter of 2006 are reflective of our focus on core growth, efficient operations and outstanding loan quality. The Jacksonville economic environment is exceptional, and we are reaping the benefits. We are very pleased to see improving margins in this rate environment and increased overall earnings despite opening two new fully operational and staffed offices earlier this year."

    Net interest income for the quarter increased 31% over the second quarter of 2005, while net interest income for the first half of 2006 increased 27% over the same period of 2005, due to strong loan growth and an improved margin. The net interest margin was 3.91% for the quarter ended June 30, 2006, compared to 3.71% for the comparable period one year ago, and 3.69% for the preceding quarter.

    Total assets were $310.0 million at June 30, 2006 compared to $249.5 million at June 30, 2005. Net loans increased 22.4% to $256.0 million as of June 30, 2006, compared to $209.2 million as of June 30, 2005. Total deposits increased 21.3% to $255.8 million, compared to $210.9 million as of June 30, 2005. Non-time deposits grew by 37% to $194.2 million, while time deposits declined by 11.0% from June 30, 2005.

    Credit quality remains healthy and continues to outperform the peer group, with nonperforming loans at 0.06% of loans outstanding at quarter-end and net charge-offs at 0.04% of average loans for the period. The allowance for loan losses as a percentage of loans was 0.92% at June 30, 2006, compared to 0.93% a year earlier.

    Noninterest income increased by 13.3% over the second quarter 2005 and 5.0% for the six months ended June 30, 2006. Noninterest expense was $1.9 million for the quarter ended June 30, 2006 and $3.6 million for the six-month period ended June 30, 2006, up 23.0% and 15.9%, respectively, over the comparable periods in the prior year. During the six-month period ended June 30, 2006, the Company absorbed additional expenses related to its fourth and fifth branches, which opened for business on February 6, 2006 and June 9, 2006, respectively. The Company's efficiency ratio improved to 61.18% in the second quarter of 2006 from 64.32% for the same period in 2005.

    "The drive, innovation and caring among our bankers is extraordinary. We look forward to the full maturation of our two new offices and what it will create in earnings power," added Mr. Pomar.

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at http://www.jaxbank.com .

    The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

    Contact Valerie Kendall at 904-421-3051 for additional information.

                           JACKSONVILLE BANCORP, INC.
                                   (Unaudited)
                  (Dollars in thousands except per share data)

                                          Three Months Ended              Six Months Ended
                                                June 30,                      June 30,
                                      ---------------------------   ---------------------------
                                          2006           2005            2006          2005
                                      ------------   ------------   ------------   ------------
Earnings Summary
----------------
Total interest
 income                               $      5,355   $      3,639   $     10,210   $      6,996
Total interest
 expense                                     2,565          1,512          4,929          2,825
                                      ------------   ------------   ------------   ------------
  Net interest
   income                                    2,790          2,127          5,281          4,171
Provision for loan
 losses                                        117            164            268            228
                                      ------------   ------------   ------------   ------------
  Net interest
   income after
   provision for
   loan losses                               2,673          1,963          5,013          3,943
Noninterest income                             273            241            487            464
Noninterest expense                          1,874          1,523          3,625          3,127
                                      ------------   ------------   ------------   ------------
  Income before
   income tax                                1,072            681          1,875          1,280
Income tax provision                           383            238            678            470
                                      ------------   ------------   ------------   ------------
  Net income                          $        689   $        443   $      1,197   $        810
                                      ============   ============   ============   ============

Summary Average Balance Sheet
-----------------------------
Loans, gross                          $    255,952   $    204,079   $    247,804   $    199,880
Securities                                  28,014         24,596         26,926         25,085
Other earning assets                         2,481          1,568          5,541          1,209
                                      ------------   ------------   ------------   ------------
  Total earning
   assets                                  286,447        230,243        280,271        226,174
Other assets                                13,438          9,760         13,311          8,886
                                      ------------   ------------   ------------   ------------
  Total assets                        $    299,885   $    240,003   $    293,582   $    235,060
                                      ============   ============   ============   ============
Interest bearing
 liabilities                          $    243,828   $    191,180   $    236,332   $    186,746
Other liabilities                           35,451         30,615         36,901         30,255
Shareholders' equity                        20,606         18,208         20,349         18,059
                                      ------------   ------------   ------------   ------------
  Total liabilities
   and shareholders'
   equity                             $    299,885   $    240,003   $    293,582   $    235,060
                                      ============   ============   ============   ============

Per Share Data
--------------
Basic earnings per
 share                                $       0.40   $       0.26   $       0.70   $       0.47
Diluted earnings per
 share                                $       0.38   $       0.25   $       0.66   $       0.45
Basic weighted
 average shares
 outstanding                             1,721,889      1,710,527      1,720,171      1,709,325
Diluted weighted
 average shares
 outstanding                             1,804,582      1,798,629      1,804,340      1,796,009
Book value per basic
  share at end of
  period                                     12.15          10.91          12.15          10.91
Total shares
 outstanding at end
 of period                               1,721,852      1,711,666      1,721,852      1,711,666
Closing market price
 per share                            $      30.00   $      28.13   $      30.00   $      28.13

Selected Ratios
---------------
Return on average
 assets                                       0.92%          0.74%          0.82%          0.69%
Return on average
 equity                                      13.41%          9.76%         11.86%          9.04%
Average equity to
 average assets                               6.87%          7.59%          6.93%          7.68%
Interest rate spread                          3.28%          3.17%          3.14%          3.19%
Net interest margin                           3.91%          3.71%          3.80%          3.72%
Allowance for loan
 losses as a
 percentage of total
 loans                                        0.92%          0.93%          0.92%          0.93%
Net charged off loans
 as a percentage of
 average loans                                0.04%          0.05%          0.04%          0.05%
Efficiency ratio                             61.18%         64.32%         62.85%         67.46%

                                                          June 30,
                                                ---------------------------
Summary Balance Sheet                               2006           2005
---------------------------------------------   ------------   ------------
Cash and cash equivalents                       $     13,795   $      5,689
Securities                                            27,699         24,472
Loans, net                                           256,030        209,218
All other assets                                      12,462         10,161
                                                ------------   ------------
    Total assets                                $    309,986   $    249,540
                                                ============   ============
Deposit accounts                                $    255,810   $    210,889
All other liabilities                                 33,259         19,985
Shareholders' equity                                  20,917         18,666
                                                ------------   ------------
    Total liabilities and shareholders'
     equity                                     $    309,986   $    249,540
                                                ============   ============

SOURCE  Jacksonville Bancorp, Inc.
    -0-                             07/27/2006
    /CONTACT: Valerie Kendall, Jacksonville Bancorp, Inc., +1-904-421-3051/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.jaxbank.com /
    (JAXB)